UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023 (August 7, 2023)

ALLEGRO MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(STATE OR OTHER JURISDICTION OF INCORPORATION)

Delaware	001-39675	46-2405937
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

955 Perimeter Road Manchester, New Hampshire	03103
(Address of principal executive offices)	(Zip Code)

(603) 626-2300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ALGM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 7, 2023, Allegro MicroSystems, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company (for purposes of Section 5.15 and applicable provisions of Article IX of the Merger Agreement only), Allegro MicroSystems, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Parent”), Silicon Structures LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Parent (“Merger Sub”), Crocus Technology International Corp., a Delaware corporation (“Crocus”), and NanoDimension Management Limited, as the representative of the Crocus shareholders. Pursuant to the terms and conditions of the Merger Agreement, on the closing date (the “Closing Date”), Merger Sub will merge with and into Crocus, with Crocus continuing as the surviving corporation and as a wholly owned subsidiary of the Company (the “Transaction”).

The aggregate purchase price payable by the Company on the Closing Date is $420 million in cash, subject to certain adjustments. The consummation of the Transaction is subject to customary closing conditions, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and receipt of all additional required antitrust approvals.

The Merger Agreement contains customary representations, warranties and covenants of Merger Parent, Merger Sub and Crocus. From the date of the Merger Agreement until the Closing Date, Crocus is required to conduct its business in the ordinary course consistent with past practice and to comply with certain covenants regarding the operation of its business.

The Merger Agreement provides for certain termination rights of Merger Parent and Crocus including termination by Crocus or Merger Parent if the Transaction has not been consummated on or before the date that is six months after the date of the Merger Agreement (provided that this can be extended to eight months if, six months after the date of the Merger Agreement, all closing conditions have been satisfied other than (x) the receipt of antitrust approvals or (y) due to an injunction only to the extent relating to certain laws being in effect), but such termination right is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement.

The above description of the Merger Agreement does not purport to be complete and is included solely as a summary of the material terms of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference. The Merger Agreement contains representations and warranties made by the parties to, and solely for the benefit of, each other. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure letters provided by the parties to each other in connection with the signing of the Merger Agreement. While the Company does not believe that these disclosure letters contain information that the securities laws require the parties to publicly disclose, other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties of the parties set forth in the Merger Agreement. Investors should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the parties, because they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure letters. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as fact. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

Item 7.01.	Regulation FD Disclosure.

On August 8, 2023, the Company issued a press release announcing the Company’s entry into the Merger Agreement. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

On August 8, 2023, the Company provided supplemental information regarding the Transaction in connection with a presentation given to investors. A copy of the investor presentation is furnished with this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger by and among Allegro MicroSystems, Inc. (for purposes of Section 5.15 and applicable provisions of Article IX thereof only), Allegro MicroSystems, LLC, Silicon Structures LLC, Crocus Technology International Corp. and NanoDimension Management Limited, as the Representative, dated as of August 7, 2023

99.1	Press Release dated August 8, 2023

99.2	Investor Presentation dated August 8, 2023

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

*	Certain annexes and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted annexes and schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGRO MICROSYSTEMS, INC.

Date:	August 8, 2023	By:	/s/ Sharon Briansky
Sharon Briansky
Senior Vice President, General Counsel and Secretary